Exhibit 4.24

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THE SYMBOL "[****]" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMIITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

EXCLUSIVE COMMERCIALIZATION AGREEMENT

THIS EXCLUSIVE COMMERCIALIZATION AGREEMENT (the “Agreement”) is made and entered into as of December 30, 2016 (the “Effective Date”), by and between CONCORDIA PHARMACEUTICALS INC., a société à responsabilité limitée (private limited liability company) duly continued and validly existing under the laws of the Grand-Duchy of Luxembourg, having its registered office at 8-10 Avenue de la Gare – L-1610 Luxembourg, Grand-Duchy of Luxembourg, and registered with the Registre de commerce et des sociétés, Luxembourg (register of trade and companies) under number B 200 344, by way of its Barbados branch, carrying on business at 5 Canewood Business Centre, St. Michael, Barbados, BB 11005 (“Concordia”) and REDHILL BIOPHARMA LTD., an Israeli company, having a place of business at 21 Ha'arba'a Street, Tel-Aviv, Israel (“RedHill”).  RedHill and Concordia each may be referred to herein individually as a “Party,” or collectively as the “Parties”.

WHEREAS,  Concordia owns, develops, markets and manufactures Donnatal® and wishes to appoint RedHill, and RedHill wishes to accept such appointment, as the exclusive Promoter of the Product for the Field of Use in the Territory (as those terms are defined below);

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.         DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

1.1       “Act” means the Federal Food, Drug and Cosmetic Act, as amended from time to time, and the rules, regulations, guidelines and requirements of the FDA as may be in effect from time to time.

1.2       “Affiliate” of a person means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first person.  For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of fifty percent or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or

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other similar entity, its general partner or controlling entity) of the other organization or entity or by contract relating to voting rights or corporate governance, or otherwise.

1.3       “Applicable Laws” means all federal, state and local laws, and the rules, regulations, guidance, guidelines and requirements of Governmental Authorities (as hereinafter defined) in effect from time to time, including those relating to the manufacture, marketing, promotion (including, but not limited to the Telephone Consumer Protection Act), distribution (including storage, handling and transportation) and sale of the Product in the Territory including the Act, the FDA Guidance for Industry – Supported Scientific and Educational Activities, “fraud and abuse”, anti-kickback, consumer protection and false claims statutes and regulations.

1.4       “Applicable Percentage” means [****] percent ([****]%).  Notwithstanding the foregoing, the Applicable Percentage for [****] shall, in all cases, decrease [****] percent ([****]%) to [****] ([****]%) at such time when the [****].

1.5        Bankruptcy Event” means a company: (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within [****] or is not dismissed or vacated within [****] after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

1.6       [****].

1.7      “Business Day”  means a day that is not a Saturday or Sunday or any other day on which banks in New York, NY, Barbados and/or Israel are authorized or required by law to be closed.

1.8     “Calendar Year” means each one-year period beginning January 1st and ending on December 31st.

1.9 “    Calendar Quarter” means each period of three consecutive months starting on January 1st, April 1st, July 1st or October 1st.

1.10     Commercialization Fee” has the meaning set forth in Section 9.1 of this Agreement.

1.11     “Commercialization Plan” means the Commercialization Plan to be annexed hereto as Annex A-1, as may be amended from time to time by the Parties. The Commercialization Plan shall include [****].

1.12     “Detail” means any in-person sales presentation of the Product to physicians in a manner that is in compliance with Applicable Laws and customary in the industry for promoting a prescription pharmaceutical product. When used as a verb, “Detail” shall mean to engage in a Detail, also known as “Detailing”.

1.13     “Excess Units Sold” in any period means: [****].

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1.14    “FDA” means the United States Department of Health Food and Drug Administration.

1.15    “Field of Use” means all labeled indications for the Product.

1.16    “Governmental Authorities” has the meaning set forth in Section 2.3 of this Agreement.

1.17    “Net Sales Price” shall mean, with respect to the Product, [****].

1.18    “PIRs” means, collectively, Product Labels and Inserts and Promotional Materials.

1.19    “Product” means Donnatal® (phenobarbital and belladonna alkaloids) in all formulations, including the currently available bottles of 100 and 1,000 tablets and 4oz and one pint bottles of elixir, and/or any other additional product(s) determined by the Parties to be subject to this Agreement following the Effective Date. Any reference to “Product” shall mean and be deemed to refer to each Product subject to this Agreement at any time.

1.20    “Product Copyright” shall mean all copyrightable subject matter included in the PIRs and the Product training programs and materials developed and produced in accordance with this Agreement, whether or not such copyright has been registered and whether or not such materials have been published.

1.21    “Product Label and Insert” means (a) all labels and other written, printed or graphic matter affixed to any container, packaging or wrapper utilized with the Product or (b) any written material physically accompanying the Product, including Product package inserts.

1.22    “Product Trademarks” means the (a) Trademark “Donnatal” and the registrations thereof, (b) any other Trademarks relating to the Product and the registrations thereof, (c) any pending or future Trademark registration applications relating to the Product, (d) any unregistered Trademark rights relating solely to the Product as may exist through use prior to or as of the date hereof, (e) any current or future modifications or variants of any of the foregoing Trademarks, and (f) any future Trademarks adopted by Concordia for use solely in connection with the Product, in each case excluding the Concordia Trademark and tradename.

1.23    “Promotion” and “Promotional Activities” means those activities conducted in compliance with Applicable Laws and customary in the industry by a pharmaceutical company’s sales force to implement marketing plans and strategies aimed at encouraging the use of a prescription pharmaceutical product, including Detailing. When used as a verb, “Promote” or “Promoting” means engagement in such activities. When used as a noun, “Promoter” means a person or entity engaged in such activities.

1.24    “Promotional Materials” has the meaning set forth in Section 3.3 of this Agreement.

1.25    “Regulatory Approval” means the obtaining of all necessary regulatory approvals (including the obtainment of pricing and reimbursement approval) required from all applicable Regulatory Authorities in the Territory in order to commercially sell or market

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the Product for human consumption in such Territory, and satisfaction of any related applicable regulatory and notification requirements (if any).

1.26    “Regulatory Authority” means any applicable Governmental Authority regulating or otherwise exercising authority with respect to the manufacture, development and commercialization of the Product in the Territory.

1.27    “Sample” means a standard sample unit of Product consistent with industry practices, subject to the provisions of Section 3.6.

1.28    “Tax” means, except as otherwise addressed herein, all federal, state, local, foreign and other income, gross receipts, sales, use, value added, production ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, or windfall profits, together with any interest, additions or penalties with respect thereto and any interest in respect of such interest, additions or penalties determined or assessed by a Governmental Authority.

1.29    “Term” shall be as defined in Section 19.1.

1.30    “Territory” shall mean the geographical territories [****] within the United States as set out in the Commercialization Plan.

1.31    “Third Party(ies)” means any party other than Concordia, RedHill and their respective Affiliates.

1.32    “Trademarks” means any trademark, servicemark, trade dress, brand mark, certification marks, internet domain names, trade name, brand name, corporate name, logo, business symbol, and other indicia of source, whether or not registered, and all registrations and applications therefor including all extensions, modifications, divisions and renewals of the foregoing.

1.33    “Unit” means a base unit of measure such as tablet, milliliter, or other individual dosage of Product.

1.34    Interpretation. As used in this Agreement, any reference to gender shall include all genders and any reference to the plural shall include the singular, and the singular shall include the plural. When a reference is made in this Agreement to a section, such reference shall be to a section of this Agreement, unless otherwise clearly indicated to the contrary.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to in this Agreement as a whole and not to any particular provision of this Agreement, and annex, article, section, paragraph, exhibit, annex and schedule references are references to the annex, articles, sections, paragraphs, exhibits, annexes, and schedules of this Agreement, unless otherwise specified.  The captions contained in this Agreement are for convenience only and shall not be deemed a part hereof or affect the interpretation or construction of any provision hereof.

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2.         APPOINTMENT AND GRANT OF RIGHTS

2.1       Appointment; Grant of Rights.  Subject to the terms and conditions hereinafter set forth, Concordia hereby appoints RedHill, together with its Affiliates, as the exclusive (including as to Concordia) Promoter of, and grants to RedHill and its Affiliates, the exclusive (including as to Concordia) right to Promote and commercialize the Product for the Field of Use in the Territory. To the extent that an Affiliate of RedHill performs any of the responsibilities and obligations of RedHill hereunder, RedHill shall remain liable for such performance as if RedHill performed the responsibilities and obligations itself subject to the terms and conditions set forth in this Agreement.

2.2       Limitations on Grant of Other Rights. Concordia shall not permit or authorize any Third Party to market, commercialize or otherwise Promote the Product in the Territory. The foregoing notwithstanding, Concordia or its Affiliates may: [****].

2.3       Governmental Authorities. As between the Parties, all regulatory matters regarding the Product, including without limitation, all filings in connection therewith, shall be the obligation and responsibility solely of [****], subject to the participation by [****] as requested by the [****].[****] shall not without the consent of [****] or unless so required by Applicable Laws (and then only pursuant to the terms of this Section 2.3), correspond or communicate with any applicable governmental and Regulatory Authorities (including the FDA) (collectively, “Governmental Authorities”), whether within the Territory or otherwise, concerning the Product or otherwise take any action concerning any  authorization or permission under which the Products are sold or any application for the same. Furthermore, [****] shall, immediately upon receipt of any communication from any Governmental Authority relating to the Product, forward a copy or description of the same to [****] and respond to all inquiries by [****] relating thereto. If [****] is advised by its counsel that it must communicate with any Governmental Authority, then [****] shall so advise [****] immediately and, unless prohibited by Applicable Laws, provide [****] in advance with a copy of any proposed written communication with any Governmental Authority and comply with any and all reasonable direction of [****] and the [****] concerning any meeting or written or oral communication with any Governmental Authority. Notwithstanding the foregoing, [****] shall promptly provide [****] with copies of all communications received from any Governmental Authority concerning the Product and shall promptly submit to [****] copies of all communications and filings concerning the Product made to any Governmental Authority during the Term.

2.4       Additional Products. The Parties shall discuss in good faith the addition of other existing or future products of Concordia to be included in the definition of “Product” under this Agreement.

3.         COMMERCIALIZATION PLAN; PROMOTIONAL ACTIVITIES

3.1       Commercialization Plan. The Parties have developed the initial outline of a commercialization plan annexed hereto as Annex A (the “Initial Commercialization Outline”). [****].

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3.2       Promotional Activities. During the Term of the Agreement, RedHill accepts the appointment in Section 2.1 and shall be responsible at all times during the Term for the Promotion and commercialization of the Product for the Field of Use in the Territory and shall use its commercially reasonable efforts to Promote the Products for the Field of Use in the Territory. RedHill shall recruit and deploy sales professionals in the Territory in accordance with the Commercialization Plan. RedHill shall not be prohibited from undertaking Promotional Activities with respect to the Product that are in excess of those for which RedHill is responsible under the then current Commercialization Plan, provided that such excess Promotional Activities are consistent with the Commercialization Plan, are in compliance with Applicable Laws and prior notice of such excess Promotional Activities is provided to Concordia. In implementing the Commercialization Plan, Promoting the Product in the Territory and otherwise exercising its rights and fulfilling its obligations under this Agreement, [****].

3.3       Promotional Materials. Concordia shall, at its own expense, provide RedHill in a timely manner with the necessary quantities of electronic and physical advertising, promotional, educational, training and communication materials for marketing, advertising and Promotion of the Product to Third Parties (“Promotional Materials”) that are consistent with the then current Commercialization Plan and that are consistent with any such materials provided to Concordia sales personnel. Concordia shall own all rights, including copyrights in such Promotional Materials. Concordia shall ensure that all Promotional Materials are in strict compliance with all Applicable Laws. The Parties may mutually agree on the transfer to RedHill of responsibilities related to Promotional Materials.

3.4       Statements. Each Party shall make, and shall permit its representatives to make, only such statements and claims regarding the Product, including as to efficacy and safety, as are consistent with the PIRs. Without limitation to the foregoing, each Party shall not, and shall not permit its representatives, to make any untrue or misleading statements or comments about the Product, and/or take any action that jeopardizes or could reasonably be expected to jeopardize the goodwill or reputation of the other Party or its products, including the Product.

3.5       Training. Concordia shall train RedHill’s sales managers and trainers to assist RedHill in the fulfillment of its obligations under this Agreement. Such training provided by Concordia shall comply with all Applicable Laws. In connection therewith, Concordia shall provide such trainers and lecturers as RedHill may deem reasonably necessary. RedHill shall have the right to review and comment on training materials from medical, legal and regulatory perspectives. Concordia shall, in addition to the aforementioned training of RedHill’s sales managers and trainers, designate and make available during regular business hours at least one (1) individual to respond to inquiries from RedHill's sales managers and trainers. Concordia shall provide RedHill with such training materials as is reasonably required to adequately train RedHill’s sales managers and trainers to Promote the Product and in such quantities as RedHill shall reasonably require and request.

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3.6       Samples. Concordia shall initially supply RedHill with types and quantities of Samples of the Product consistent with its supply of Samples to representatives in the Territory prior to the Effective Date and in territories other than the Territory. Thereafter, Concordia shall supply Samples to RedHill in accordance with the Commercialization Plan.  RedHill shall store, secure, handle, transport, distribute, destroy and account for Samples in accordance with the Commercialization Plan and with Applicable Laws.

3.7       Transparency Reporting/Compliance.

3.7.1    RedHill shall provide Concordia or its designee with the following information in a mutually acceptable format on a monthly basis to enable Concordia to comply with federal and state aggregate spend reporting obligations: [****].

3.7.2    RedHill shall provide Concordia or its designee with the following information in a mutually acceptable format on a monthly basis to enable Concordia to comply with the Prescription Drug Marketing Act of 1987 and applicable state accountability obligations: [****].

3.8       Neither Party shall be required to perform any obligation under this Agreement or the Commercialization Plan, or use any Promotional Materials or otherwise engage in any activity, to the extent that such Party believes, in its reasonable judgment and in good faith, that such obligation, use of Promotional Materials or other activity: (i) violates any Applicable Law; (ii) violates a written corporate policy of such Party; or (iii) would have a material adverse effect on the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects, of such Party. Each Party shall promptly notify the other Party if and when it formulates such a belief and the Parties shall discuss, in good faith, how best to alter the relevant obligation, Promotional Material or other activity so that it does not have the effect described in item (i), (ii) or (iii) above.

4.         Trademark License.

4.1       Concordia hereby grants RedHill the royalty-free right to use the Product Trademarks and Product Copyrights in the Territory solely in connection with the Promotion of the Product, subject to the provisions of this Agreement.  RedHill shall, subject to relevant laws and regulations, market the Product throughout the Territory under the Product Trademarks.

4.2       Whenever RedHill uses the Trademarks in advertising or in any other manner in connection with the Product, RedHill shall, subject to relevant laws and regulations, clearly indicate Concordia's ownership of the Trademarks. When using the Trademarks under this Agreement, RedHill undertakes to comply with all laws and regulations pertaining to trademarks in force at any time in the Territory. RedHill shall not at any time do, cause to be done, or permit any act or thing inconsistent with, contesting or in any way impairing such ownership. RedHill agrees that all use of the Trademarks shall inure to the benefit of and be on behalf of Concordia. RedHill acknowledges that nothing in this Agreement shall give RedHill any right, title or interest in or to the Product Trademarks or Concordia

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Trademarks other than the right to use the Product Trademarks in accordance with Section 4.1 hereof.

4.3       RedHill shall, to the extent permitted by Applicable Law, ensure that the Product Trademarks appear in marketing materials, in such manner as is reasonably determined by the Parties.

4.4       RedHill shall not use any Trademark other than the Product Trademarks to identify the Product in connection with its activities under this Agreement.

5.         JOINT COMMERCIALIZATION COMMITTEE

5.1       Within [****] following the Effective Date, the Parties shall establish a joint commercialization committee (the “JCC”) comprised of up to [****] with up to [****] being appointed by Concordia, of which [****] shall be the “Concordia Project Leader” based in Barbados, and up to [****] being appointed by RedHill, of which one shall be the “RedHill Project Leader”. All such representatives shall be individuals of suitable authority and seniority with significant and relevant experience and expertise. Each Party may remove any member appointed by it for any reason or no reason and appoint another member in his or her stead. Any appointment or removal shall be notified to the other Party in writing.

5.2       The JCC shall be responsible for ensuring full cooperation between the Parties in implementing this Agreement and for [****]  .

5.3       The Concordia Project Leader and the RedHill Project Leader (collectively, the “Project Leaders”) shall facilitate the flow of information and otherwise promote communications and collaboration within and among the Parties, the JCC, and any other sub-committees or teams that the JCC may appoint or constitute.

5.4       The JCC shall hold meetings at such times and places as agreed between the members of the JCC, but in no event less frequently than following every [****] to examine the [****]. The JCC may conduct meetings in person or by teleconference or videoconference or other means. Meetings shall be chaired by the [****] Project Leader in [****]. Each Party shall only be responsible for its own costs related to the JCC and meetings. The Project Leader conducting the meeting also will be responsible for taking and distributing the minutes.  At and between meetings of the JCC, each Party shall keep the other fully and regularly informed as to its progress with its respective tasks and obligations under the Agreement and shall make themselves available to the other members of the JCC for communication purposes.

5.5       At each JCC meeting, at least [****] appointed by RedHill and [****] based in [****] for Concordia present in person, by teleconference or videoconference or by other means shall constitute a quorum. Each Party shall have equal voting power, whether represented by one or two committee members, on all matters before the JCC and, unless specifically determined otherwise herein, with [****] having a final vote; provided, however, that in the case of a tie-vote on [****] issues as described in Annex C hereto, such matter shall, at the request of either Party, be referred to a designated senior executive

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of each Party for resolution. In the event that such senior executives are unable to reach agreement within thirty (30) days of the date of referral, then the matter shall, upon written notice of either Party to the other Party, be resolved by final, binding arbitration in accordance with Section 20.4.

5.6       Each Party shall be entitled to appoint up to [****] non-voting observers to the JCC.  Furthermore, by mutual consent of the members appointed by both Parties, such consent not to be unreasonably withheld, conditioned or delayed, either Party may invite other personnel to attend appropriate meetings of the JCC.

5.7       The JCC may act without a meeting if prior to such action the JCC members agree regarding such action and a written consent thereto is signed by all members of the JCC.

5.8       The JCC may amend or expand upon the foregoing procedures for its internal operations by unanimous written consent.

5.9       The JCC shall not have any power to amend this Agreement or bind or incur liability on behalf of either Party hereto without such Party’s express prior written authorization, and shall have only such powers as are specifically delegated to them hereunder.

5.10     Notwithstanding the regular meeting schedule of the JCC, a meeting of the JCC may be called by either Party on ten (10) days written notice to the other, unless such notice is waived by the other Party. In the event of any meeting called pursuant to a notice under this Section 5.10, the Party calling the meeting shall provide with the notice an agenda for the meeting together with the information that such Party believes is relevant for the items to be discussed. Neither Party shall call more than [****] additional meetings per Calendar Year for the JCC under this Section 5.10 without the other Party’s consent.

5.11     The JCC shall, among its other authorities, have the authority to establish and appoint sub-committees, as the JCC deems necessary. All decisions of a subcommittee are subject to approval by the JCC. The JCC may prescribe rules of procedure for the foregoing subcommittees. In the event that any such other subcommittees fail to reach agreement on an issue within its respective area of oversight, the matter shall be referred to the JCC.

5.12     Unless otherwise expressly stated, nothing contained in this Agreement may be deemed to make any member of the JCC a partner, agent or legal representative of the other, or to create any fiduciary relationship for any purpose whatsoever. No member of the JCC shall have any authority to act for, or to assume any obligation or responsibility on behalf of, any other member of the JCC, or the other Party.

6.         SALE, MANUFACTURE AND SUPPLY OF PRODUCT

6.1       During the Term, Concordia shall continue to be responsible for:

6.1.1    Manufacturing, packaging, labeling, warehousing and distributing the Product in the Territory.

6.1.2    Accepting orders, invoicing customers, compliance with reimbursement systems, and collecting receivables.

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6.1.3    Preparing training materials, Territory sales reports and Promotional Materials for RedHill's field sales force.

6.1.4    Providing customer service activities, pharmacovigilance services, medical information services and regulatory filings and activities.

6.2       [****].

6.3       All terms of sale, including policies concerning pricing, credit terms, cash discounts and returns and allowances shall be set by Concordia consistent with its normal internal selling and past practices; provided that [****]. Without derogating from the foregoing, Concordia will not, without RedHill's prior written consent, [****].

6.4       RedHill shall not [****]. All [****] for the Product shall be received and executed by Concordia or its designee. If RedHill receives [****], it shall promptly refer such to Concordia.

6.5       Concordia shall supply the Product during the Term in sufficient quantities to timely satisfy orders for the Product in the Territory. Concordia shall maintain reasonable inventory levels of the Product in order to ensure its ability to fulfill its obligations hereunder. All orders for Product shall be subject to acceptance by Concordia, which acceptance shall not be unreasonably withheld. [****]. Any such request received by RedHill shall be forwarded by RedHill to Concordia for consideration, and in Concordia’s sole discretion, processing.

6.6       In the event that Concordia fails to supply the Product as required pursuant to this Agreement for any reason or no reason, which failure results in lost sales in the Territory, the Parties shall meet and attempt to negotiate a mutually agreeable and commercially reasonable solution. If the Parties cannot reach such an agreement within a reasonable period, the issue will be dealt with as contemplated in respect of major issues under Section 5.5 of this Agreement.

6.7       Concordia shall have the sole responsibility and right to accept any returned Product in accordance with Concordia’s returns policy. RedHill shall not solicit the return of any Product and shall not receive or accept any returned Product. In the event that any such Product is inadvertently returned to RedHill, RedHill shall promptly ship such Product to Concordia, along with any documentation or explanation RedHill receives regarding the reason for the return, at Concordia’s cost and expense.

6.8       Concordia shall be responsible for all aspects of [****] in connection with the Product, including [****]. Concordia shall communicate with RedHill sales management on a Calendar Quarterly basis regarding such [****] activities.

6.9       For the avoidance of doubt, and unless otherwise set forth herein, each Party shall be responsible for all costs and expenses of its performance under this Agreement.

6.10     If there is a change in market conditions, which materially affects the economics of this Agreement, the Parties will discuss modifications to this Agreement in good faith to address such changed market conditions. [****].

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7.         INFORMATION; REPORTING; RECALLS

7.1       Information.  Each Party shall promptly notify the other Party of receipt of information from a Governmental Authority that: (i) raises any material concern regarding the safety or efficacy of the Product, or would affect the Product Label and Insert, Promotion and/or sale of the Product; (ii) indicates a potential material liability for either Party relating to the Product; (iii) is reasonably likely to lead to a recall or market withdrawal of the Product; or (iv) is reasonably likely to impact the manner in which a Party satisfies its obligations hereunder. Concordia shall promptly provide RedHill with copies of all material communications received from any Governmental Authority concerning the Product.

7.2       Adverse Experience Reporting. RedHill shall give Concordia notice of any Product complaint it receives, including but not limited to any adverse drug experience (as defined in 21 CFR 314.80 or any successor provision thereto) of which RedHill obtains information in accordance with the following procedure:

7.2.1    Information concerning any adverse drug experience associated with the Product shall be reported to Concordia’s call center which can be reached at medicalinformation@concordiarx.com or (877) 370-1142 within one (1) Business Day after initial receipt of such information;

7.2.2    RedHill's report to Concordia shall contain: (i) the date the report was received by RedHill; (ii) the name of the reporter; (iii) the address and telephone number of the reporter; and (iv) an indication of the adverse drug experience; and

7.2.3    All other Product complaints not covered by 7.2.1 above shall be reported to Concordia in writing within [****] Business Days after initial receipt of such information.

7.3       Concordia shall be responsible for all activities relating to [****]within the Territory, including [****], preparation and filing of [****] reports, conducting [****],[****].  Without derogating from the foregoing, Concordia shall investigate all [****] and [****] associated with the Product, including those reported to Concordia by RedHill, and, as appropriate, report such information to [****].  In addition, Concordia shall provide RedHill with a summary of all [****] and [****] received by Concordia, during each Calendar Quarter and all material comments [****] with respect thereto within thirty (30) days after the end of such Calendar Quarter; provided, however, that Concordia shall provide RedHill prompt written notice of any [****] experienced in response to the use of the Product.

7.4       Product Recall and Withdrawal. Concordia shall have the sole responsibility with respect to any recall or withdrawal of the Product, and shall bear all costs and expenses relating thereto, except to the extent such recall or withdrawal is as a result of a breach by RedHill of the terms of this Agreement, or by the gross negligence, willful misconduct, bad faith or fraud of Redhill. At Concordia’s request, where the Product has been recalled or withdrawn from the market, RedHill shall, as soon as reasonably practical and in accordance with Applicable Law, assist Concordia in obtaining the return of any Product

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not in the direct possession or control of Concordia by notifying physicians who have received Samples from RedHill and by returning to Concordia Samples still in the possession of RedHill, and Concordia shall reimburse RedHill for all documented costs and expenses incurred in taking such actions.

7.5       Product Medical Inquiries. Concordia shall have the exclusive right and obligation, consistent with Applicable Law, to [****] for information about the Product made by any [****] or any other [****] to RedHill's representatives that warrant a response beyond the information included in the PIRs (all such questions or requests being referred to as “Product Medical Inquiries”). RedHill shall direct its representatives to direct all Product Medical Inquiries to Concordia’s call center which can be reached at medicalinformation@concordiarx.com or (877) 370-1142.

7.6       Third Party Actions and Communications. Concordia shall be solely responsible for: (i) taking all actions and conducting all communication with all Third Parties in respect of the Product (other than Promotional Activities performed by RedHill in accordance with the terms hereof), including responding to all Product quality complaints in respect thereof, including complaints related to tampering or contamination; and (ii) investigating all Product quality complaints, adverse events, and field alerts in respect of the Product. Moreover, Concordia shall timely, and in good faith, respond to all Product complaints and investigate any such Product quality complaints, adverse events, and field alerts in respect of the Product.

8.         REPORTS

8.1       Reports. On a [****] basis, within five (5) days following the end of each of [****], Concordia shall deliver to RedHill a report in the English language with respect to the relevant [****] (each, a “[****]”) showing: (i) [****].

8.2       Final Report and Payment. Upon termination of this Agreement for any reason, Concordia shall deliver a final report, in the English language and the associated [****] after the end of the then current Calendar Quarter.

9.         FINANCIAL PROVISIONS

9.1       Commercialization Fee Payments. In respect of each [****], or part thereof, during the Term, [****] shall pay [****] an amount equal to the product of: (i) [****] multiplied by (ii) [****] multiplied by (iii) [****]  (the “Commercialization Fee”). To the extent any measuring period is less than a [****], the Commercialization Fee shall be based on the [****].

9.2       Quarterly Reports and Payments. All payments due pursuant to the provisions of this Section 9 shall be due and payable [****] on a [****] basis within [****] following the date for submission of the relevant [****], all against the receipt of an appropriate invoice from [****] for same. [****].

9.3       Payment Method.  Any amounts due to [****] under this Agreement will be paid in US Dollars, by wire transfer in immediately available funds to an account designated in writing in an appropriate invoice at least [****]in advance by [****], as the case may be.

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9.4       Currency; Foreign Payments.   If any currency conversion will be required in connection with the calculation of any payment hereunder, such conversion will be made by using the average exchange rate for the purchase of the relevant currency as published in The Wall Street Journal, Eastern Edition, on the date of the payment.

9.5       Taxes. Any Tax in respect of the payments due hereunder shall be the sole responsibility of and paid by [****]. Notwithstanding the foregoing, [****] shall be responsible for and shall pay to [****] any sales, value-added or similar tax determined by a U.S. Governmental Authority (“Sales Tax”) in respect of the Commercialization Fee. Unless required by Applicable Law, any Sales Tax shall be paid directly by [****]. To the extent that [****] has an obligation under Applicable Law to collect and remit any such Sales Tax (in which case [****] shall invoice [****] for such amount), any penalties and interest determined or assessed by a Governmental Authority for the failure or late withholding, collection or remittance of such Sales Tax by [****] is the sole responsibility of [****]. For greater certainty, except for Sales Tax and Tax in respect of the Commercialization Fee, [****] will not be responsible for collection or payment of any Tax in connection with [****] receipts or earnings arising from [****] interest in the Product.

10.        RECORDS RETENTION AND AUDIT

10.1      Record Retention.    Throughout the Term and for a term of [****]thereafter, Concordia will maintain (and will ensure that its Affiliates maintain) complete and accurate books, records and accounts that fairly reflect sales of the Product in the Territory, in sufficient detail to confirm the accuracy of Quarterly Reports and Commercialization Fee payments made hereunder, which books, records and accounts will be retained [****] after the end of the period to which such books, records and accounts pertain.

10.2      Audit.    RedHill will have the right to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Concordia and who agrees to be bound by a customary undertaking of confidentiality, have access during Concordia's normal business hours, and upon reasonable prior written notice, to Concordia’s records as may be reasonably necessary to verify the accuracy of Concordia's Quarterly Reports in respect of any period; provided, however, that except as set forth in Section 10.3, RedHill will not have the right to conduct more [****] in any Calendar Year.  The accounting firm shall not in any way be compensated (in whole or in part) contingent on the outcome of the audit.  Any such audit shall be completed within a reasonable time.  The costs of the audit are the responsibility of RedHill provided that in the event that there is a shortfall of more than [****] in the payment due, the audit costs and all related travel costs will be covered by Concordia within [****]of billing.

10.3      Payment of Additional Amounts.  If the audit report shows that additional payments are owed by [****] under this Agreement, [****] shall make such additional payments plus interest at the rate prescribed in Section 10.4 hereof within thirty ([****] after [****] demand. [****] shall have the right to conduct additional follow-up audits in the same Calendar Year to ensure that there are no further shortfalls.

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10.4      Interest. All late payments under this Agreement shall bear interest from the date due until paid at a rate equal to [****] per month as of the date that such payment was due, or, if lower, the highest rate permitted under Applicable Law, calculated on the number of days such payment is delinquent.

10.5      Confidentiality.  RedHill will treat all information subject to review under this Section 10 in accordance with the confidentiality provisions of Sections 15 and 16 below.

11.        REPRESENTATIONS AND WARRANTIES

11.1      By the Parties.   Each Party hereby represents, warrants and covenants to the other Parties as of the Effective Date as follows:

11.1.1    Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

11.1.2    Such Party has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder, except to the extent that the failure to have such consents, approvals and authorizations would not materially impair or delay the ability of the applicable Party to perform its obligations hereunder.

11.1.3    The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound, except in the case of (b), such matters that would not reasonably be expected to materially impair or delay the ability of the applicable Party to perform its obligations hereunder.

11.2      By Concordia.    Concordia hereby further represents, warrants, and covenants to RedHill as follows:

11.2.1    It has the sole legal and/or beneficial title to and ownership of the Product, all as is necessary to fulfill its obligations under this Agreement and to grant all rights granted to RedHill pursuant to this Agreement. Other than as disclosed in Concordia’s public filings on the System for Electronic Document Analysis and Retrieval (“SEDAR”), Concordia is not aware of any FDA communication or action suggesting its ability to

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market or sell the Product in the Territory can or will be diminished or compromised or eliminated.

11.2.2    Other than as set forth in Annex B, it has not and during the Term shall not grant any new rights to Third Parties, or renew any existing rights that expire or terminate in the Field of Use in the Territory (and those [****] territories occupied by RedHill or stated in the Commercialization Plan as being assigned to RedHill) that conflict with the rights granted to RedHill hereunder.

11.2.3    The manufacture, use and sale of the Product by Concordia, and the exercise by RedHill of its rights granted under this Agreement, do not, and during the Term, will not infringe or otherwise violate any patent, trademark, copyright, trade secret or other intellectual property right of a Third Party in any material respect.

11.2.4    It has and shall maintain throughout the Term, all Regulatory Approvals necessary for the performance of its obligations hereunder.

11.2.5    Product: (i) shall be manufactured in conformance with all applicable federal, state and local statutes, ordinances and regulations, (including the Act), as the same may be amended from time to time; (ii) at the time of shipment by Concordia shall not be adulterated or misbranded within the meaning of the Act; and (iii) at the time of shipment by Concordia shall not be a product which would violate in any material respect any section of the Act if introduced into interstate commerce.

11.2.6    It has not received any written notice from any Third Party asserting or alleging that any research or development of the Product prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party.

11.2.7    There are no pending, and to Concordia’s knowledge, no threatened, adverse actions, suits or proceedings against Concordia or its Affiliates involving the Product other than as disclosed in Concordia’s public filings on SEDAR.

11.2.8    The Product Trademarks have been properly filed and registered with the U.S. Patent and Trademark Office and are valid and in full force and effect, and Concordia has the right to use and license the Product Trademarks, free and clear of any liens or encumbrances (other than such liens and encumbrances provided to Concordia’s and/or its Affiliates’ lenders).

11.2.9    To Concordia’s knowledge, there are no pending legal suits or proceedings involving the Product; and to there are no threatened legal suits or proceedings in the Territory involving the Product other than as disclosed in Concordia’s public filings on SEDAR.

11.2.10  There are no current pending, or to Concordia’s knowledge, threatened in writing, material product liability, warranty or other similar claims by any Third Party (whether based in contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from the marketing or sale of the Product.

11.2.11  It will not act in a manner that is intended to and has the effect of materially and detrimentally affecting the operations, prospects, or reputation of RedHill.

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11.3      By RedHill.    RedHill hereby further represents, warrants, and covenants to Concordia that:

11.3.1    RedHill will conduct any activities under this Agreement in compliance with all Applicable Laws.

11.3.2    RedHill and any RedHill personnel performing RedHill's obligations hereunder will be professionally trained and duly qualified and have the experience and expertise to perform RedHill’s obligations hereunder in a manner commensurate with professional standards generally applicable in this industry.

11.3.3    RedHill and any RedHill personnel have not been, and will not knowingly use in any capacity in the performance of this Agreement, the services of any person or entity, currently or ever debarred under 21 U.S.C. § 335a or convicted of a felony for conduct relating to the regulation or handling of any drug product.

11.3.4    It shall notify Concordia promptly if, during the term of this Agreement, it becomes aware that RedHill or any RedHill personnel comes under investigation by the FDA for debarment or disqualification or is debarred or disqualified.

11.3.5    It will not act in a manner that is intended to and has the effect of materially and detrimentally affecting the operations, prospects, or reputation of Concordia.

11.4      Except as otherwise expressly set forth in this Agreement, neither Party MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.        [****]; MUTUAL COLLABORATION

12.1      Sale of Product. [****].

12.2      Mutual Collaboration. Throughout the Term, the Parties shall discuss in good faith potential collaboration with respect to [****].

13.        LIMITATION OF LIABILITY

EXCEPT IN THE CASE OF A FRAUD OR WILLFUL MISREPRESENTATION, BREACH OF APPLICABLE LAWS, BREACH OF CONFIDENTIALITY, INTELLECTUAL PROPERTY INFRINGEMENT, PRODUCT LIABILITY, RECALL, CONTAMINATION OR EXTORTION AS WELL AS ANY CRIMINAL, CIVIL OR ADMINISTRATIVE PROCEEDING INVOLVING THE PRODUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT,

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WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

14.        Intellectual Property

14.1      The Product.  RedHill shall Promote the Product under the trademark “Donnatal”, or such other Product Trademark as Concordia may direct in writing.  RedHill may include its name on Promotional Materials in coordination with Concordia.

14.2      No Rights or License.  Nothing in this Agreement shall give RedHill a license to any right, title or interest in or to the Product, the Product Trademarks, Product Copyrights, or other intellectual property of Concordia, its Affiliates or licensors related to any other property of Concordia, its Affiliates or licensors, except for the rights granted to RedHill in connection with Product sales under this Agreement as specified herein.

14.3      Ownership of Intellectual Property Rights.

14.3.1    RedHill acknowledges and agrees that Concordia or its Affiliates, as the case may be, are the owners of all rights, title and interest in and to the Product Trademarks and the Product Copyrights and all other intellectual property relating to the Product, including any form or embodiment thereof, and the goodwill now and hereafter associated therewith.

14.3.2    RedHill shall not, or knowingly cause another Person to, contest or dispute or otherwise impair or endanger the validity of, or the rights of Concordia, or any of its Affiliates, as the case may be, in and to, the Product Trademarks, the Product Copyrights, or, any other intellectual property rights relating to the Product, any part thereof, or the registrations thereof.

14.3.3    RedHill (upon written request of Concordia) shall assist Concordia in safeguarding its full rights, title and interest in and to the Product Trademarks, Product Copyrights and all other intellectual property relating to the Product.

14.3.4    RedHill shall not undertake any action to register or renew any of the Product Trademarks (or any Trademark similar thereto) or Product Copyrights.  RedHill shall not use or adopt any Trademark that is confusingly similar to or a colorable imitation of, or that dilutes, any Product Trademark.

14.4      Enforcement

14.4.1    Infringement Notice.    If either Party determines that a Third Party is wrongfully marketing, promoting or selling the Product or infringing any intellectual property of Concordia or its Affiliates or licensors relating to the Product, including actual, potential or suspected wrongful marketing, promoting or selling of the Product or infringement, and that such activities could affect the exercise of the rights granted under this Agreement by the other Party, it will notify the other Party in writing without undue delay.

14.4.2    Enforcement.  Concordia will have the sole, exclusive and first right, but not the obligation, to remove such wrongful marketing, promotion, selling, infringement

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and/or misappropriation and to control all litigation to remove such wrongful marketing, promotion, selling, infringement and/or misappropriation, all as it shall deem appropriate in its sole discretion, and to settle or compromise any such possible infringement by taking such action as Concordia or its Affiliates may determine in their sole and absolute discretion; provided, however, that Concordia shall not settle any such potential infringement in a manner that materially adversely affects the rights granted to RedHill hereunder, except with  RedHill's prior written consent (which consent shall not be unreasonably withheld). Concordia shall be solely responsible for all costs and expenses of such litigation. In the event Concordia does take any action to remove such wrongful marketing, promotion, selling, infringement or misappropriation activity, Concordia will keep RedHill informed of the progress of such action.  If Concordia decides not to take any action to remove such wrongful marketing, promotion, selling, infringement or misappropriation activity, it shall notify RedHill in writing and RedHill shall be entitled to do so at its own cost and expense upon giving written notice to Concordia within [****] days of the date of Concordia's notice. In the event RedHill does, at its discretion, undertake any action to remove such wrongful marketing, promotion, selling, infringement or misappropriation activity, RedHill will provide Concordia with copies of all relevant documentation so that Concordia will be informed of the continuing action and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if Concordia has not commented upon such documentation in a reasonable time for RedHill to sufficiently consider Concordia’s comments prior to a deadline, or RedHill must act to preserve the action, RedHill will be free to act without consideration of Concordia’s comments, if any.

14.4.3    Co-operation.  The Parties will provide reasonable assistance to each other (at no charge or expense, other than with respect to reasonable out-of-pocket expenses), including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting Party to maintain the action.

14.4.4    Recovery.  Any amounts recovered in connection with or as a result of any action contemplated by Section 14.4.2, whether by settlement or judgment, will be used to reimburse the Parties for their reasonable documented costs and expenses in such action (which amounts will be allocated pro rata in accordance with the respective costs and expenses if insufficient to cover the totality of such expenses), [****].

14.5      Infringement of Third Party Rights.    In the event that either Party is sued by a Third Party alleging that the Promotion, manufacture, marketing, use or offer to sell of the Product in the Territory infringes upon any intellectual property rights of such Third Party, the Party being so sued shall immediately give the other Party notice of same and the Parties shall thereafter proceed as provided in Section 17.

15.        CONFIDENTIALITY

15.1      Disclosure and Use Restriction.  The Parties agree that, during the Term and thereafter, each Party will keep completely confidential and will not publish, submit for

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publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information (as such term is defined below) received from the other Party.  This Article 15 replaces and supersedes the Confidentiality Agreement entered into by the Parties dated [****].

15.2      Confidential Information.  “Confidential Information” shall mean all information, intellectual property and know-how and any tangible embodiments thereof provided by or on behalf of one Party to another Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, which may include data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business. Notwithstanding the foregoing, Confidential Information shall not include information that:

(i)was already known to the receiving Party as evidenced by written records, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

(ii) was part of the public domain, at the time of its disclosure to such receiving Party;

(iii)became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party;

(iv)was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation not to disclose such information or know-how to others; or

(v)was independently discovered or developed by such receiving Party, as evidenced by their written records, without the use of Confidential Information belonging to the disclosing Party and prior to any subsequent disclosure by the receiving Party.

15.3      Authorized Disclosure. Notwithstanding the provisions of Section 15.1 above, a Party shall be entitled to disclose the Confidential Information of another Party hereto to the extent that such disclosure is:

(i)made in response to a valid order of a court of competent jurisdiction; provided, however, that such Party will first (to the extent practicably possible and permitted by such order) have given notice to such other Party and given such other Party a reasonable opportunity to quash such order, at such Party’s sole cost and expense, and to obtain a protective order, at such Party’s sole cost and expense, requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order

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is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(ii)otherwise required by Applicable Law or the rules of a stock exchange on which such Party or such Party’s parent company’s securities are listed or traded; provided, however, that the receiving Party will provide the disclosing Party with notice of such disclosure in advance thereof to the extent practicably possible, and to the extent permitted seeks confidential treatment of the information disclosed and reasonably cooperates with any efforts of disclosing Party to seek confidential treatment of the information disclosed and discloses only that portion of the Confidential Information required;

(iii)made by such Party, in connection with the performance of this Agreement and on a need to know basis only in connection therewith, to Affiliates, directors, officers, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement; or

(iv)made by such Party in the course of submitting financial accounts to relevant Governmental Authorities as per local statutory requirements or to existing or potential acquirers; existing or potential investment bankers; existing or potential investors, merger candidates, venture capital or private equity firms or other financial institutions or investors for purposes of obtaining financing; or, bona fide strategic potential partners; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement.

16.        PRESS RELEASES

Press releases or other similar public communication by any Party relating to the terms of this Agreement (but not, for the avoidance of doubt, unless reference is made to any of the other Parties or the terms of this Agreement, with respect to activities in exercise of its rights under this Agreement) will be approved in advance by the other Party, which approval will not be unreasonably withheld, conditioned or delayed, except for those communications required by Applicable Law, regulation or securities exchange rules on which such Party or such Party’s parent company’s securities are listed or traded, disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which will not require advance approval but will be provided to the other Party as soon as practicable after the release or communication thereof.  For the avoidance of doubt, the Parties may issue press releases regarding the fact that this Agreement has been signed and the nature of the agreement so long as they do not describe the specific economic provisions hereof without approval from the other Party, unless required under Applicable Law, regulation or securities exchange rules on which such Party or such Party’s parent company’s securities are listed or traded, as aforesaid.

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17.        INDEMNIFICATION

17.1      Indemnification Concordia. Concordia will defend and hold RedHill, its respective Affiliates, and their respective directors, officers, employees and agents (“RedHill’s Indemnified Persons”) harmless, from and against any and all liability, damages, suits, investigations, claims, demands, actions, judgments, costs and expenses (including reasonable and documented attorneys’ fees and expenses) (“Losses”)  to which the RedHill Indemnified Persons may become subject arising from any third party claim, demand, suit, action or proceeding to the extent arising out of or in connection with this Agreement or otherwise in connection with any actions taken by RedHill hereunder after the date of this Agreement; except that Concordia shall not be required to indemnify RedHill to the extent any Loss arises from or occurs as a result of the: (i) relevant  negligence, willful misconduct, bad faith or fraud on the part of a  RedHill Indemnified Person; or (ii) breach by a RedHill Indemnified Person of any relevant representations, warranties or covenants set forth in this Agreement. Without derogating from the foregoing, Concordia shall be responsible for all the costs, fees, expenses and control in connection with any litigation instituted by a Third Party relating to a claim or claims of infringement of intellectual property against either of the Parties, relating to or arising from the manufacturing, marketing, use, sale or offer to sell of the Product in the Territory and shall indemnify RedHill and its Indemnified Persons in respect of all Losses in connection therewith, subject to the foregoing clauses (i) and (ii).

17.2      Indemnification RedHill. RedHill will defend and hold Concordia, its respective Affiliates, and their respective directors, officers, employees and agents (“Concordia’s Indemnified Persons”, and, together with “RedHill Indemnified Persons”, “Indemnified Persons” ) harmless, from and against any and all Losses to which the Concordia Indemnified Persons may become subject arising from any third party claim, demand, suit, action or proceeding to the extent arising out of or in connection with this Agreement or otherwise in connection with any actions taken by Concordia hereunder after the date of this Agreement to the extent arising from or occurring as a result of or in connection with: (a) the negligence, willful misconduct, fraud or bad faith on the part of RedHill in performing any activity contemplated by this Agreement; and/or (b) any breach by a RedHill Indemnified Person of any representations, warranties, or covenants set forth in this Agreement.

17.3      Conditions to Indemnity.  Each Party’s agreement to indemnify and hold the other harmless is conditioned upon the Indemnified Person: (i) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified activities within [****] days after the Indemnified Person has knowledge of such claim, demand or action; (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand; and (iii) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation of, preparation of and defense of any such claim or demand. The indemnifying Party shall not compromise or settle such claim or demand without the indemnified Party’s prior written consent, unless such settlement includes as an unconditional term thereof the giving

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by the claimant or plaintiff to such indemnified Party a complete release from all liability in respect of such claim or litigation.  If the Party entitled to indemnification fails to notify the indemnifying Party without undue delay pursuant to the foregoing clause (i), the indemnifying Party shall only be relieved of its indemnification obligation to the extent it is materially prejudiced by such failure and provided further that the indemnified Party is not obligated to notify the indemnifying Party of claims, demands and/or actions made directly against the indemnifying Party only. Notwithstanding the foregoing, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business, operations or assets of the indemnified Party, the indemnified Party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such indemnified party may have at law or in equity.

17.4      Participation in Defense. If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense; provided, however, that the indemnifying Party shall pay the reasonable and documented fees and costs of any separate counsel to the extent such separate representation is due to a conflict of interest between the Parties.

17.5      Settlement. No Party shall, without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, enter into any settlement or compromise or consent to any judgment in respect of any claim related to the rights and liabilities under this Agreement, unless such settlement, compromise or consent includes an unconditional release of the other Party from all liability arising out of the claim and does not otherwise limit or impair the other Party’s rights.

18.        INSURANCE

18.1      Each Party hereto shall maintain, for the Term and thereafter, insurance sufficient to cover its obligations under this Agreement and under law as it customarily maintains for similar activities in the regular course of its business.

18.2      Without derogating from the generality of the aforesaid, [****].

19.        TERM AND TERMINATION

19.1      Term.  Unless earlier terminated in accordance with the provisions of this Article 19, the term of this Agreement (the “Term”) shall be for the period of three (3) years commencing upon the Effective Date, following which the Term shall be renewed for an additional [****] upon mutual agreement between the Parties.

19.2      Termination for Cause.  Without derogating from any other remedies that either Party may have under the terms of this Agreement or at law, each Party hereto shall have the right upon [****] prior written notice to terminate this Agreement forthwith upon the occurrence of any of the following:

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19.2.1    the commission of a material breach by any other Party hereto of its obligations hereunder, and such other Party’s failure to remedy such breach to the reasonable satisfaction of the other Party within [****] after being requested in writing to do so; or

19.2.2    the occurrence of a Bankruptcy Event in respect of another Party.

19.3      Termination for [****].

19.3.1    After [****] (the “RedHill Initial Term”), RedHill shall be entitled, in its sole discretion, to terminate this Agreement in its entirety [****] if, in RedHill’s good faith judgment, [****] . RedHill may effect such termination at any time after the RedHill Initial Term by providing [****] prior written notice to Concordia. Furthermore, RedHill shall be entitled, at any time, in its sole discretion, to terminate this Agreement [****] if, Concordia has [****].

19.3.2    After [****] (the “Concordia Initial Term”), Concordia shall be entitled, in its sole discretion, to terminate this Agreement [****] if RedHill is not, in Concordia’s good faith judgment, [****] in accordance with the terms of this Agreement.

19.3.3    The terminating Party shall not incur any liability and shall not be required to pay any compensation in respect of such termination for convenience, other than for any amounts properly owing to the effective date of termination.

19.4      Continuation following Concordia’s Bankruptcy. The Parties agree that in the event that Concordia becomes insolvent or makes a filing under bankruptcy or similar laws in any jurisdiction, RedHill shall have the protection afforded to the licensee under the United States Bankruptcy Code, including but not limited to, the protections set forth in 11 U.S.C §365(n) or its equivalent in any other jurisdiction which allows the licensee, upon rejection of the license agreement by the debtor-licensor or its representative, the option to either retain the licensee’s rights in the intellectual property under the existing contract while continuing to pay royalties, or to treat the executory contract as terminated.

19.5      Consequences of Termination

19.5.1    License. Upon termination of this Agreement, all rights granted to RedHill under Section 2 will automatically terminate and all such rights shall automatically revert to Concordia.

19.5.2    Return of Information and Materials.  Upon termination of this Agreement, each Party will return to the other all Confidential Information of the other Party (except one copy of which may be retained for archival and compliance purposes), provided that any such retained copy shall continue to be subject to the confidentiality provisions of this Agreement.

19.5.3    Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive

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the termination or expiration of this Agreement, whereas “accrued” shall mean the creation and/or maturity of a claim.

19.5.4    Survival. Sections 1, 8.2, 10, 13, 14.3, 15, 16, 17, 18, 19 and 20 of this Agreement will survive expiration or termination of this Agreement for any reason.

20.        MISCELLANEOUS

20.1      Assignment.  Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that a Party may assign or transfer this Agreement and its rights or obligations hereunder without the consent of the other Party to any Affiliate and to any Third Party successor in interest with which it has merged or consolidated, or to which it has transferred all or a substantial part of its assets or stock to which this Agreement relates; provided such Third Party assumes and agrees, in advance, to assume the obligations of the transferring party under this Agreement.

20.2      Severability.    Should any term or provision of this Agreement be or become invalid or unenforceable or should this Agreement contain an omission, the validity or enforceability of the remaining terms or provisions shall not be affected. In such case, subject to the next following sentence, the Parties shall immediately commence to negotiate in good faith in order to replace the invalid or unenforceable term or provision by such other valid or enforceable term or provision which comes as close as possible to the original intent and effect of the invalid or unenforceable term or provision, or respectively, to fill the omission by inserting such term or provision which the Parties would have reasonably agreed to, if they had considered the omission at the date hereof. In the event that any term or provision as aforesaid is invalid, void or unenforceable by reason of its scope, duration or area of applicability or some similar limitation as aforesaid, then the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision so that they shall be enforceable to the maximum scope, duration, area or applicability permitted by Applicable Law which shall not exceed those specified in this Agreement or to replace such term or provision with a term or provision that comes closest to expressing the intention of the invalid or unenforceable term or provision.

20.3      Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of New York, USA, without reference to any rules of conflicts of laws.

20.4      Dispute Resolution. Subject to Section 5.5 with regard to JCC disputes, all disputes regarding this Agreement shall be finally settled by arbitration conducted under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules. The place of arbitration shall be New York City.  The language of the arbitration shall be English and all correspondence between the Parties related to the arbitration shall also be in English. The arbitration award shall be final and binding on both parties. The arbitrator shall be liable to give written grounds for its

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decision.  The arbitrator shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery, provided that the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the dispute. The arbitration proceedings and the decision of the arbitrator shall be deemed Confidential Information of both Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.  Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrator shall be equally shared between the Parties, unless the arbitrator assesses as part of his or her award all or any part of the arbitration expenses of a Party (including reasonable and documented attorneys’ fees) against the other Party. Notwithstanding the foregoing, any Party may apply to any court of competent jurisdiction and seek interim, provisional, injunctive or other equitable relief until the award is rendered or the controversy is otherwise resolved.

20.5      Notices.  All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by electronic mail (provided receipt is acknowledged), facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight/express courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Concordia, to:
Concordia Pharmaceuticals Inc., S.à.r.l. Barbados Branch,
Canewood Business Centre
5 Canewood Industrial Park
St. Michael, Barbados, BB11005
Attention: [****]
Telephone: [****]
Fax: 246-621-1860
[****]
With a copy to [****]

If to RedHill, to:
RedHill Biopharma Ltd.
21 Ha'arba'a Street
Tel-Aviv 64739
Israel
Fax: +972 (3) 541 3144
Email: [****]

or to such other address as the Party to who notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication will be deemed to have been given: (i) when delivered, if personally delivered; (ii) on the Business Day (on the receiving end) after dispatch, if sent by nationally-recognized overnight/express courier (third Business Day if sent internationally); (iii) on the third Business Day

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following the date of mailing, if sent by mail (fifth Business Day if sent internationally); and (iv) on the first Business Day (on the receiving end) after being sent by facsimile or electronic mail.  It is understood and agreed that this Section 20.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

20.6      Entire Agreement; Modifications.  This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby, including the [****].  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties; this shall also apply to any change of this clause.

20.7      Relationship of the Parties.  It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

20.8      Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  Any such waiver will not be deemed a waiver of any other right or breach hereunder.

20.9      Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterparts.  The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

20.10    No Third Party Beneficiaries.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

20.11    Expenses. Except as expressly provided herein, each party shall each bear its own legal, accounting, brokerage and other costs and expenses in connection with this Agreement and the transactions contemplated hereby.

20.12    Further Assurances.  Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further

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acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

20.13    Force Majeure.  No party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof but only to the extent that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including earthquake, fire, flood, explosion, discontinuity in the supply of power, court order, or governmental interference, act of God, general strike or other general labor trouble, act of war or terrorism and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect.  If any such force majeure event continues for a continuous period of three (3) months, a Party whose performance is not prevented by such event may terminate this Agreement thereafter so long as the force majeure event continues, with immediate effect by providing the other Parties with written notice.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

RedHill Biopharma Ltd.		Concordia Pharmaceuticals Inc.,
S.à.r.l., Barbados Branch

By:	/s/ Dror Ben-Asher	By:	/s/ [****]
Name: Dror Ben-Asher		[****]
Title: CEO		Title: [****]
Date: Dec. 30, 2016

By:	/s/ Adi Frish
Name: Adi Frish
Title: Senior VP Bus. Dev. and Licensing
Date: Dec. 30, 2016

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ANNEX A

COMMERCIALIZATION PLAN

[****]

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ANNEX B

[****]

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ANNEX C

[****]

[****]